UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 18, 2008 (November 14, 2008)

Ore Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23317	06-1411336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

610 Professional Drive, Suite 101, Gaithersburg, Maryland	20879
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (240) 361-4400

N/A
(Former name or former address, if changed since last report)

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Item 8.01     Other Events

In connection with its transformation into a drug development company and the ongoing reduction of its workforce, the Company assigned its lease in Cambridge, MA to Agios Pharmaceuticals, Inc. ("Agios"), a privately held biopharmaceutical company, and subleased from Agios a smaller space at that location for a term to expire on or before, at the Company’s election, June 30, 2009.  These arrangements are effective as of November 1, 2008 and will reduce the Company’s net lease expense in Cambridge by approximately $119,000 per month.

The landlord consented to the assignment and sublease.  The Company will remain liable under the lease in the event of payment or other default by Agios for the balance of the term of the lease, which ends in August 2013.

In connection with this arrangement, the Company also sold to Agios equipment and furniture previously used in its drug repositioning business for a cash payment of $0.7 million.  The Company estimates that its loss on the disposal of this equipment and furniture will be approximately $0.3 million, to be recorded in the fourth quarter of 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORE PHARMACEUTICALS INC.

Date:	November 18, 2008	By:	/s/ Philip L. Rohrer, Jr.
Philip L. Rohrer Jr.
Chief Financial Officer